Exhibit 99.1
ISBA Announces Second Quarter 2015 Earnings
Mt. Pleasant, Michigan, July 23, 2015 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced today that the Corporation's second quarter 2015 net income was $4.10 million as compared to $3.57 million for the second quarter of 2014. Net income for the first six months of 2015 and 2014 was $7.77 million and $6.87 million, respectively. Earnings for the three and six months ended June 30, 2015 represented record earnings for the Corporation. In addition to record earnings, the Corporation also posted record earnings per common share of $0.53 and $1.00 in the three and six month periods ended June 30, 2015, respectively. During the quarter, the Corporation paid a $0.23 per common share cash dividend, which represented a 4.55% increase over second quarter 2014. Based on the Corporation's average stock price of $23.31 for the month of June 2015, the annualized cash dividend yield was 3.95%.
The Corporation's earnings were primarily driven by increased interest income and continued improvements in credit quality. Net loan recoveries during the first six months of 2015 were $161,000 compared to net loans charged-off of $358,000 for the same period of 2014. Additionally, there continues to be reductions in loans classified as less than satisfactory and total loans past due. These factors allowed for a reduction in the level of the allowance for loan losses in both amount and as a percentage of gross loans, resulting in a reversal of the provision for loan losses of $1.26 million during the six month period ended June 30, 2015.
As of June 30, 2015, total assets increased to $1.59 billion and assets under management grew to $2.28 billion - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $689.92 million. The Corporation grew its available-for-sale investment securities portfolio by $27.78 million and experienced growth in commercial and agricultural loans of $7.43 million during the first six months of 2015. To generate growth in our residential real estate and consumer loan portfolios, the Corporation is implementing new products, enhancing marketing efforts, streamlining delivery channels for direct and indirect loans, and expanding its service area.
The Corporation grew its available-for-sale investment securities portfolio in 2015 in response to the decline in its loan portfolio. The Corporation utilizes this strategy of growing earning assets to increase interest income. As interest rates remain low and are expected to increase only slightly in 2015, net interest income will increase only through growth in loans, investments, and other income earning assets.
Growth continues to be a strategic focus for the management team and the Board of Directors.  The Corporation recently received regulatory approval to purchase two branch offices, one from Flagstar Bank (FSB) in Saginaw and the other from Independent Bank in Midland.  These acquisitions are expected to increase visibility of the Corporation's solid financial products and exceptional customer service to provide future growth. The Flagstar Bank branch acquisition is expected to close by the end of July and the Independent Bank branch acquisition is expected to close by the end of August.
Isabella Bank, a subsidiary of the Corporation, was recently the recipient of several awards.  Bank Director, a national organization focused on providing information and resources to senior executives and directors of financial institutions, recognized Isabella Bank among the top 50 banks in the U.S. for trust revenue growth in 2014.  For the fourth consecutive year, Isabella Bank received a Financial Literacy Award from the Michigan Bankers Association for its efforts in promoting financial education throughout local schools and communities. Finally, Isabella Bank received a 5-Star Superior Rating from Bauer Financial, Inc. which is their highest rating based on the Bank's financial strength and overall performance.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.